Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) and EURO STOXX 50 ® Index (ticker: “SX5E”) Pricing date: March 26, 2020 Valuation dates: Quarterly beginning after one year Maturity date: September 30, 2027 Automatic early redemption: If on any valuation date the closing value of the worst performer is above its premium threshold value, the securities will b e automatically called for an amount equal to the principal plus the applicable premium Premium: 7.00% per annum, increasing by 1.75% on each subsequent valuation date CUSIP / ISIN: 17328V3C2 / US17328V3C22 Buffer percentage: 20% Buffer value: 80% of its initial underlying value, for each underlying Premium threshold value: 95% of its initial underlying value, for each underlying Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its premium threshold value but greater than or equal to its buffer value : $1,000 • If the final underlying value of the worst performer is less than its buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which t hat depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated March 2, 2020 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 7.5 Year Autocallable Securities Linked to the Worst of SPXDPU1 and SX5E

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security Valuation Date on which Worst Performer Exceeds Premium Threshold Value Premium Hypothetical Redemption March 26, 2021 7.00% $ 1,070.00 June 28, 2021 8.75% $ 1,087.50 September 27, 2021 10.50% $ 1,105.00 December 27, 2021 12.25% $ 1,122.50 March 28, 2022 14.00% $ 1,140.00 June 27, 2022 15.75% $ 1,157.50 September 26, 2022 17.50% $ 1,175.00 December 27, 2022 19.25% $ 1,192.50 March 27, 2023 21.00% $ 1,210.00 June 26, 2023 22.75% $ 1,227.50 September 26, 2023 24.50% $ 1,245.00 December 27, 2023 26.25% $ 1,262.50 March 26, 2024 28.00% $ 1,280.00 June 26, 2024 29.75% $ 1,297.50 September 26, 2024 31.50% $ 1,315.00 December 27, 2024 33.25% $ 1,332.50 March 26, 2025 35.00% $ 1,350.00 June 26, 2025 36.75% $ 1,367.50 September 26, 2025 38.50% $ 1,385.00 December 29, 2025 40.25% $ 1,402.50 March 26, 2026 42.00% $ 1,420.00 June 26, 2026 43.75% $ 1,437.50 September 28, 2026 45.50% $ 1,455.00 December 28, 2026 47.25% $ 1,472.50 March 30, 2027 49.00% $ 1,490.00 June 28, 2027 50.75% $ 1,507.50 September 27, 2027 52.50% $ 1,525.00 If the closing value of the worst performer is not greater than or equal to its premium threshold value on any of the valuation dates, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity A B C D Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,525.00 75.00% $1,525.00 52.50% $1,525.00 25.00% $1,525.00 - 5.00% $1,525.00 - 15.00% $1,000.00 - 20.00% $1,000.00 - 20.01% $999.90 - 50.00% $700.00 - 100.00% $200.00 D C B A

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50 ® Index is subject to risks associated with non - U.S. markets. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • The S&P 500 Dynamic Participation Index is likely to significantly underperform the S&P 500 ® Index in a sustained falling U.S. equity market. • The S&P 500 Dynamic Participation Index is more volatile than the S&P 500 ® Index, which increases the riskiness of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigro up Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. About the Underlyings S&P 500 Dynamic Participation Index • The S&P 500 Dynamic Participation Index … • Is calculated, maintained and published by S&P Dow Jones Indices LLC • Was first published on July 31, 2019 • Tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500 ® Index, which is designed to track the large capitalization sector of the U.S. equity market • The thesis of the S&P 500 Dynamic Participation Index … • May be thought of as reflecting a “buy the dip” strategy • Is based on a premise that downturns tend to be short - lived and that the S&P 500 ® Index will recover relatively quickly from any such downturns • Takes a trending down of the S&P 500 ® Index as a signal to “buy” (i.e., temporarily increase exposure to) the S&P 500 ® Index » There can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the index will effectively implement its investment thesis • The S&P 500 Dynamic Participation Index methodology consists of … 1. Calculating the percentage difference between the current closing value of the S&P 500 ® Index and its trailing 10 - day average 2. Determining the “leverage factor” by multiplying that percentage difference by a “leverage multiplier” of 50, subject to a maximum leverage factor of 100% 3. Adding the leverage factor to 100% to arrive at the overall leveraged exposure to the S&P 500 ® Index, subject to a maximum leveraged exposure of 200% 4. Subtracting an “excess return deduction” if the S&P 500 Dynamic Participation Index has greater than 100% exposure, and for only the leveraged portion Hypothetical Illustration of S&P 500 Dynamic Participation Index Methodology: Upturn Market Downturn Market S&P 500 ® Index ≥ its trailing 10 - day average S&P 500 ® Index < its trailing 10 - day average Exposure = 100% Exposure = 100% + 50 x d*, capped at 200% *d equals the difference between the current S&P 500 ® Index closing value and its trailing 10 - day average, expressed as a percentage of the current value. S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average EURO STOXX 50 ® Index The EURO STOXX 50 ® Index is published by STOXX Limited and is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 ® Supersector indices. d *